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                                                                    EXHIBIT 23.1


                        Consent of Independent Auditors

The Board of Directors
Process, Inc. d/b/a MUNIS:

We consent to the incorporation by reference in the registration statement (No. 33-34809) on Form S-8 of Tyler Technologies, Inc. of our report dated December 10, 1998, except as to Notes L and K, as to which the date is April 20 and May 28, 1999, respectively, with respect to the balance sheet of Process, Inc. d/b/a MUNIS as of September 30, 1998, and the related statements of operations, shareholders' equity, and cash flows for the fiscal year ended September 30, 1998, which report appears in the Form 8-K of Tyler Technologies, Inc. dated June 30, 1999.


                              /s/ Marshall & Libby
                                  ----------------
                                  Marshall & Libby


Portland, Maine
June 30, 1999